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                                  EXHIBIT 11.1

                          DIGITAL VIDEO SYSTEMS, INC.
             STATEMENT REGARDING THE COMPUTATION OF PER SHARE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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


                                                                              Three Months         Six Months
                                                                           Ended September 30,  Ended September 30,
                                                                           -------------------  -------------------
                                                                               1997      1996      1997      1996
                                                                            --------  --------  --------  --------

Net loss                                                                     $(4,224)  $(2,080)  $(6,219)  $(4,882)
                                                                             =======   =======   =======   =======
 Weighted average common shares outstanding                                   12,300     8,952    12,095     7,281

 Common equivalent shares from common stock,
 preferred stock, and options to purchase common
 stock and warrants issued during the twelve months
 prior to the Company's initial public offering                                    -     1,181         -     1,587
                                                                             -------   -------   -------   -------

Shares used in computing net loss per share (1)                               12,300    10,133    12,095     8,868
                                                                             =======   =======   =======   =======
Net loss per share                                                           $ (0.34)  $ (0.21)  $ (0.51)   $(0.55)
                                                                             =======   =======   =======   =======

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(1)  Does not include shares and options in escrow.